Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

November 14, 2022

Delek Logistics Partners, LP

7102 Commerce Way

Brentwood, Tennessee 37027

Re:	Delek Logistics Partners, LP At the Market Offerings

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special counsel to Delek Logistics Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $100,000,000 (the “Units”), from time to time in “at the market offerings,” as defined in Rule 415 promulgated under the Securities Act, pursuant to the terms of that certain Equity Distribution Agreement, dated November 14, 2022 (the “Distribution Agreement”), by and among the Partnership, Delek Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and RBC Capital Markets, LLC (the “Manager”).

The Units are being offered and may be sold by the Partnership to or through the Manager, as sales agent and/or principal, as applicable, under a registration statement on Form S-3 originally filed with the Securities and Exchange Commission (the “Commission”) on April 14, 2022 (File No. 333-264300) (the “Registration Statement”), including the prospectus contained therein (the “Base Prospectus”), and declared effective on April 29, 2022, as supplemented by a prospectus supplement dated November 14, 2022 (together with the Base Prospectus, the “Prospectus”).

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the Certificate of Limited Partnership of the Partnership, dated as of April 23, 2012, and the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 13, 2020, each as amended to date (the “Partnership Agreement”); (ii) the Fourth Amended and Restated Limited Liability Company Agreement of the General Partner and the Certificate of Formation of the General Partner, dated as of April 23, 2012, each as amended to date; (iii) minutes and records of the partnership and limited liability company proceedings of the Partnership and the General Partner; (iv) the Registration Statement and the exhibits thereto; (v) the Prospectus; and (vi) the Distribution Agreement.

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Delek Logistics Partners, LP

November 14, 2022

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Partnership and the General Partner and the due authorization, execution and delivery of all documents by the parties thereto other than the Partnership and the General Partner. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Partnership and the General Partner.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Units have been duly authorized, and when issued, delivered and paid for (to the extent required under the Partnership Agreement) in accordance with the Distribution Agreement, will be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) and as described in the Prospectus).

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with or effect of any laws except the DRULPA and the Delaware Limited Liability Company Act (“DLLCA”), including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Units.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion should the present federal securities laws of the United States, DRULPA or the DLLCA be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Partnership’s Current Report on Form 8-K, which is incorporated by reference into the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Delek Logistics Partners, LP

November 14, 2022

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Partnership’s Current Report on Form 8-K and to its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Kirkland & Ellis LLP